Microsoft Word 10.0.2627;2

                            LAWRENCE B. SEIDMAN, ESQ.
                                 100 Misty Lane
                                 P. O. BOX 5430
                              Parsippany, NJ 07054
                              (973) 560-1400, X108
                                 August 18, 2004


                  Re: Clifton  Savings Bancorp, Inc.

Dear  Mr. Kumar:

Enclosed please find the following in response to our phone conversation of August 17, 2004 concerning Clifton Savings Bancorp, Inc. ("CSBK")
Schedule 1

The following shows the percentage of the options and MRP shares issued by all the mutual holding companies that have gone public since October 17, 2001 to the present.

As you will note, CSBK, Inc. is seeking shareholder approval for its incentive plan sooner than three other financial institutions that went public prior to CSBK. In addition, the chart clearly demonstrates that the percentage of options and MRPs being requested by CSBK is vastly greater than any mutual holding company has ever requested. As shown on the bottom of Page 2, CSBK is requesting approximately 71% in options (17.85% - 10.41%) and 58% (7.14% -4.51%) in MRP shares more than any other mutual holding company has ever requested.

Schedule 2

Column A provides the total cost of the MRPs. Pursuant to Office of Thrift Supervision regulation, the MRPs vest over a 5-year period. Column B is just A divided by 5. I compared the total cost of the MRPs (Column A) to the Company's net worth (Column D) which gave me the 0/0 in Column E. In addition, I calculated the yearly costs of the MRPs against each Company's twelve month net income and created a % of the yearly cost to net income (Column C).

The yearly cost of the MRPs for CSBK is approximately four and one half times greater than any of the other mutual holding companies (58.77 / 13.32, bottom of Page 2). The total cost of the CSBK's MRPs to the respective company's net

August 18, 2004
Page 2

worth is two and one half times greater (5.81% / 2.28%, bottom of Page 2) than any other mutual holding company.

Schedule 3
Clifton Savings Bancorp: Fully Converted Worksheet, Mutual Holding Companies, prepared by Ryan Beck & Co., April 2004

As the worksheet clearly shows, if CSBK did a second step and sold the shares owned by the mutual holding company, it would raise anywhere from $170,000,000 to $225,000,000. Until this occurs use of the MHC shares in calculating the propriety of any dilution is flawed because the capital that relates to this ownership has yet to be raised. The use of these MHC shares is akin to counting treasury stock in the total outstanding shares of a company.

Schedule 4

Schedule 4 clearly shows that CSBK, based upon the last twelve months earnings per share and 2nd Quarter annualized earnings per share, is trading at the second worst P/E ratio of all publically traded mutual holding companies.

Schedule 5

I have also enclosed a copy of the August 13, 2004, Savings and Loan Bank & Thrift Daily concerning Abington Community Bancorp Inc.'s reduction of its MRPs to 2%.

If you have any questions, please contact Richard Grubaugh or me.

                                                     Very truly yours,



                                                     LAWRENCE B. SEIDMAN
Enc.